Summary of Compensatory Plans and Arrangements Adopted February 2, 2005

On February 2, 2005, the Compensation Committee of the Board of Directors of Juniper Networks, Inc. (the “Company”) met and (i) adopted the Company’s 2005 Bonus Incentive Plan for Executive Officers (the “Plan”); (ii) approved certain bonus payments to 2004 executive officers under the 2004 executive officer bonus plan; and (iii) approved a bonus payment to Krishna “Kittu” Kolluri, in each case as summarized below.

i) 2005 Executive Officer Bonus Plan. The participants in the Plan are divided into two categories as follows:

Corporate Participants	Title

Scott Kriens James A. Dolce Robert R.B. Dykes Pradeep Sindhu	Chairman and CEO Executive Vice President, Field Operations Chief Financial Officer and Executive Vice President, Business Operations Vice Chairman and Chief Technology Officer

Business Team Participants

Krishna “Kittu” Kolluri Carol Mills	Vice President and General Manager, Security Products Group Vice President and General Manager, Infrastructure Products Group

The payment of bonuses under the Plan for all participants is based on performance against revenue, earnings and margin targets. The relative weighting of each metric varies between corporate and business team participants, such that corporate participant bonuses are based 50% on overall corporate performance and 25% on the performance of each business team. Business team participant bonuses are based 50% on overall corporate performance and 50% on the performance of their respective business team.

The target bonus of Scott Kriens is 150% of base salary. The target bonus for each other participant is 100% of base salary.

For each of the participants, a specified minimum achievement against all target metrics is required for any payment of bonuses. Overachievement of the target metrics can result in payment of bonuses in excess of the target bonus (up to a maximum of 200% of target bonus).

The final bonus for each participant, calculated as described above, is subject to adjustment. For corporate participants, those adjustments are based upon a combination of the company’s performance compared to industry peers and individually set performance goals. For business team participants, the adjustments are based upon individually set performance goals.

ii) 2004 Bonus Payments. The committee also authorized payments to 2004 executive officers under the 2004 executive officer bonus plan as follows:

Executive Officer	Title	2004 Bonus Payment

Scott Kriens	Chairman and CEO	$539,077
Marcel Gani	Executive Vice President,	$315,851
	Business Systems and
	Chief Financial Officer
James A. Dolce	Executive Vice President,	$319,611
	Field Operations
Krishna “Kittu” Kolluri	Vice President and General	$236,888
	Manager, Security Products
	Group
Pradeep Sindhu	Vice Chairman and Chief	$253,683
	Technical Officer

These payments were based upon the relative achievement of 2004 goals for revenue and earnings targets, revenue growth versus industry peers and new business acquisition (as described in the Joint Proxy/Prospectus filed by the registrant in connection with the NetScreen acquisition), and were adjusted based on achievement against individual goals.

iii) Krishna “Kittu” Kolluri Merger Bonus. The committee also approved the payment to Mr. Kolluri of a $200,000 bonus that was committed to him by NetScreen Technologies at the time that NetScreen acquired Neoteris, Inc. The bonus milestones were based upon on-time delivery of certain products, SSL VPN product leadership and length of service.